1300-1075 W. Georgia Vancouver, BC Canada V6E 3C9 Tel: (604) 684-2449 Fax: (604) 684-4601 email: sandy@imagistechnologies.com

Imagis Financial Report ending September 30th

Vancouver, Canada - November 16, 2001: Imagis Technologies Inc. (OTCBB: IGSTF; CDNX: NAB; GERMANY: IGY) acknowledges a significant decline in the price of its common shares over the past two days. Imagis advises that the Company has no material changes pending that would explain the reason for the decline in the price of its common shares.

Imagis reported its unaudited, third quarter results as of September 30, 2001 as follows:

Revenues:
 The Company's revenues for the nine-month period ended September 30, 2001 were $1,359,044, compared to $605,538 for the nine-month period ended September 30, 2000, which represents an increase of approximately 124%. Sales of the Company's software increased approximately 236% to $985,092 for the nine-month period ended September 30, 2001, compared to $292,513 for the nine-month period ended September 30, 2000. This increase reflects sales of the Company's biometric ID-2000 product in the current year. Support and services increased approximately 19% to $373,952 for the nine-month period ended September 30, 2001, compared to $313,025 for the nine-month period ended September 30, 2000.

Operating Expenses:
 The Company's operating expenses increased for the nine-month period ended September 30, 2001 to $2,935,574, compared to $2,874,882 for the nine-month period ended September 30, 2000, which represents an increase of approximately 2%.

Technology Development:
 The Company's technology development costs for the nine-month period ended September 30, 2001 were $823,767, compared to $607,636 for the nine-month period ended September 30, 2000, which represents an increase of approximately 36%. This increase in the current year reflects costs for several additions to staff and higher infrastructure costs incurred for additional space and equipment.

Net Loss for the Period:
 The Company's net loss for the nine-month period ended September 30, 2001 was $1,576,530, or $0.11 per share, compared to $2,269,355, or $0.20 per share, for the nine-month period ended September 30, 2000.

In regard to operating activities, while the Company's operating loss for the nine months ended September 30, 2001 was $1,576,530, its impact on cash resources was significantly reduced by adjustments for non-cash working capital items, primarily an increase in accounts receivable of $708,621, such that the net reduction in cash from the Company's first nine months operating loss was lowered to $1,074,327.

Liquidity and Capital Resources:
 The Company has just completed a private placement on November 9, 2001, pursuant to which it raised gross proceeds of approximately $3.6 million. Of particular significance is that a substantial portion of the financing came from a number of Canada's largest institutional funds. The Company has liabilities that total approximately $100,000, and approximately $3.9 million in cash.

In summary, Imagis has successfully increased revenues and continues to maintain its functional costs at budgeted levels in accordance with its plans for growth, while also reducing the level of its operating losses from prior periods.

News Release November 16, 2001 Page 2	1300-1075 W. Georgia Vancouver, BC Canada V6E 3C9 Tel: (604) 684-2449 Fax: (604) 684-4601 email: sandy@imagistechnologies.com

The Company believes that future cash flows, in addition to funds on hand, will provide sufficient funds to meet the Company's cash requirements for at least one year on a going forward basis. The Company intends to use its cash to aggressively market its solutions in the law enforcement, airport, customs, immigration and security markets.

All figures in this news release are expressed in Canadian dollars and will be accounted for in accordance with generally accepted accounting principles (GAAP) in Canada.

The offered securities in the private placement will not be registered under the United States Securities Act of 1933, as amended (the "U.S. Securities Act"), and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in certain transactions exempt from the registration requirements of the U.S. Securities Act.

This news release shall not constitute an offer to sell or an offer to buy the securities offered in the private placement in any jurisdiction.

BIOMETRICS 2001 CONFERENCE, London, England, November 29th and 30th - Imagis' Chairman of the Board, Oliver "Buck" Revell will be a key speaker at the upcoming Biometrics 2001 conference and the Company will also be participating as an exhibitor at this premier international event.

About IMAGIS
Imagis (OTCBB: IGSTF; CDNX: NAB; Germany: IGY) is a developer and marketer of software applications and advanced biometric facial recognition software solutions both as products and as a Software Development Kit. These applications provide a range of security solutions in various industry sectors including airports, law enforcement, customs, immigration and other government agencies, and gaming. Imagis currently has over 130 national and international installations within excess of a thousand users of its biometric facial recognition technology, including at Toronto's Pearson International Airport, the world's 16th busiest airport and Oakland International Airport, which serves more than 10 million travelers per year, and several installations throughout Canada, Mexico, and the UK. Imagis markets its products through a network of business partners located in North America, Asia, Europe and Latin America. Imagis' Chairman is Oliver "Buck" Revell, who served for over 30 years in the FBI, and during his career advanced to the number two-career post of Associate Deputy Director. Imagis is on the web at http://www.imagistechnologies.com.

Forward-Looking Statements
This press release contains statements that constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, to differ materially from the anticipated results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements in this release include statements regarding the results of Imagis's operations in future periods and Imagis's expectations regarding the amount and timing of revenues and earnings in future periods. Factors that could cause actual results to differ materially from anticipated results include risks and uncertainties such as: the possible failure of the markets for Imagis's products to grow as anticipated; the risks associated with technical difficulties or delays in product introductions and improvements; product development, product pricing or other initiatives of Imagis's competitors; the possibility that Imagis's other customers defer purchasing decisions due to economic or other conditions or will purchase products offered by Imagis's competitors; and the other risks and uncertainties described in our Form 10-KSB filed with the United States Securities and Exchange Commission. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, f uture events or otherwise.

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On behalf of the Board
"Sandra Buschau"
 Corporate Secretary

News Release November 16, 2001 Page 3	1300-1075 W. Georgia Vancouver, BC Canada V6E 3C9 Tel: (604) 684-2449 Fax: (604) 684-4601 email: sandy@imagistechnologies.com

CONTACT:

Sandra Buschau, VP Investor Relations Imagis Technologies Inc. Tel: (604) 684-2449 E-mail: sandy@imagistechnologies.com

The Canadian Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this news release.